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Exhibit 4.8

INTEREST BEARING
SINGLE MATURITY PAYMENT PROMISSORY NOTE

$50,000	February 1, 2001

        FOR VALUE RECEIVED, the undersigned (the "Maker") promises to pay to the order of KENNETH R. GUTHIRIE OR VERDA F. GUTHRJE, an individual, or their assigns (collectively the "Holder"), the principal sum of Fifty Thousand Dollars ($50,000). The rights, claims, duties and liabilities of the parties hereto are subject to and controlled by the following terms and conditions:

        1.    Method and Place of Payment.    Payments of principal and interest shall be made by Maker in lawful money of the United States of America at the principal place of business of the Holder as specified below, or at such other location as it may hereafter designate.

        2.    Principal and Interest Payments.    The entire principal amount of this Note shall be payable in full on February 1, 2002 (the "Maturity Date"). Interest on such principal amount (or any balance thereof outstanding from time to time) shall accrue at an annual rate of 14.0%, and, as so calculated, shall be due and payable by the Maker on March 1, 2001 and on the same date in each succeeding calendar month occurring within or prior to the month of the Maturity Date, as well as upon any earlier date as of which the Maker makes a payment of principal hereunder. Each principal and interest payment shall be made when due without demand, counterclaim, offset, deduction or other defense (whether now or hereafter conferred by statute or otherwise.) All payments made upon this Note shall be applied first to the payment of accrued interest and thereafter in reduction of principal. Interest on the principal amount shall be compounded annually, computed on the basis of a 365 day year and paid for the actual number of days principal is outstanding.

        Nothing herein, nor any transaction related hereto, shall be construed to operate so as to require the Maker to pay interest at a greater rate than shall be lawful. Should any interest or other charges paid by the Maker in connection with the loan evidenced by this Note result in computation or earning of interest in excess of the maximum contract rate of interest which is legally permitted under applicable Oklahoma law or federal preemption statute, then any and all such excess is hereby waived by the Holder and shall be automatically credited against and in reduction of the balance due hereunder, and any portion which exceeds such balance shall be paid by the Holder to the Maker. Anything contained herein to the contrary notwithstanding, if for any reason the effective rate of interest on this Note should exceed the maximum lawful rate, the effective rate shall be deemed reduced to and shall be such maximum lawful rate.

        3.    Late Charge.    Subject to the limitations set forth in the last paragraph of Section 2 above, any payment required hereunder that is not received within ten days after its due date shall incur a "late charge" equal to five percent of such delinquent payment, the purpose of which shall be to defray the Holder's costs of determining whether to undertake a collection effort, and any other economic loss suffered as a consequence of such delinquency. Such late charge shall be immediately due and payable and shall be paid by Maker without notice or demand by the Holder. The Holder's entitlement to collect a late charge shall in no way detract from or affect its right to accelerate payment of this Note in the event of a failure by Maker to make any payment hereunder when due.

        4.    Prepayment.    The Maker shall have the privilege and option, without notice, premium, forfeiture or other penalty, to prepay the principal of this Note in whole or in part at any time prior to its due date, provided that each prepayment shall first be applied to all interest due hereunder through the date of such prepayment, with only the remaining balance being applied to principal reduction.

        5.    Covenants of the Maker.    At all times after the date of this Note and prior to its satisfaction, the Maker shall maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles, consistently applied, and shall deliver a copy of each report called for to be delivered to Coast, pursuant to the Loan and Security Agreement dated as of February 4, 1999, by and between Maker and Coast. Maker shall also deliver to Holder such other financial data and information as from time to time Holder reasonably requests and such other data as Maker may from time to time furnish to any shareholder, lender, creditor or director.

        This note and all obligations arising hereunder (the "Subordinated Debt") are subordinated to any obligations of Maker to Coast Business Credit ("Coast") (the "Senior Debt") in accordance with the terms of that certain Subordination Agreement of even date herewith by and between Maker, Holder and Coast (the "Subordination Agreement"), and, in the event of any inconsistency between the terms of this Note and the terms of the Subordination Agreement, the Subordination Agreement shall control.

        6.    Security.    Timely payment of the debt evidenced by this note is being secured by the personal guaranty of Tracy Freeny, chairman of Maker's board of directors and a major shareholder of the Maker (the "Guarantor"), and separately by the Guarantor's deposit into escrow, pursuant to the terms of a Capital Stock Escrow and Disposition Agreement dated February 4, 1999 among the Guarantor, Patrick Enterprises, Inc. and Escrow Agent named therein, of 50,000 shares of the single class of authorized common stock of AmenVision Communications, Inc., an Oklahoma corporation (the "Shares"), all of which are registered in Guarantor's name. This note is one of a series of notes totaling in the aggregate $1,610,000, all of which are guaranteed by the Guarantor and secured by the Shares.

        7.    Default Acceleration of Obligation; Interest.    In the event of a failure by the Maker to fully satisfy any payment of interest or principal when due, or timely to make any of the document deliveries required by Section 5 above, the entire obligation of the Maker shall, after receipt by Maker of notice and the passage of a curative period (five days if the default arises out of a failure to pay money due hereunder or 30 days if the default is of any nonmonetary obligation hereunder), be in default and the unpaid principal and interest balances shall be immediately due and payable, without notice or demand; and interest on the principal balance shall thereafter accrue at the maximum annual rate allowable by Oklahoma law; provided that the Holder shall not exercise any rights or remedies available under or with respect to this Note other than in accordance with the terms of Section 3 of the Subordination Agreement.

        8.    Collection.    After the occurrence and during the continuation of an event of default, should it become necessary, in the reasonable judgment of the Holder, to utilize the services of legal counsel to collect any delinquent principal or interest balance due hereunder, protect any security interest held by the Holder for the purpose of better assuring its timely collection of such balances, or enforce the performance of any other agreement contained in this Note or in any instrument of security, the Maker shall be responsible for the satisfaction of the Holder's reasonable professional fees and related costs incurred in such collection, protection or other enforcement effort, whether or not a legal action is brought against Maker, expressly including those fees and costs incurred in connection with any appellate action, in any proceedings under the Bankruptcy Code or in any post judgment proceedings.

        9.    Waiver.    The Maker and any guarantor, surety or endorser of this Note (each an "Obligor"), as well as any other person or entity who shall become liable for the payment hereof, each expressly (a) consents to any forbearance or extension of the time or manner of payment hereof and to the release of all or any part of any security held by Holder to secure payment of this Note and to the subordination of the lien of any security interest collateralizing Maker's obligations under this Note as to all or any part of the property interests encumbered thereby, all without notice to or consent of that party; (b) agrees that no course of dealing, delay, omission or forbearance on the part of Holder in exercising or enforcing any of its rights or remedies hereunder or under any instrument securing this Note shall impair or be prejudicial to any of Holder's rights and remedies hereunder or to its enforcement thereof, and that Holder may extend, modify (but not to accelerate the maturity date or otherwise adversely affect the terms hereof, from the perspective of the Maker, except as expressly permitted hereunder) or postpone the time and manner of payment and performance of this Note and any instrument securing this Note, may grant forbearance and may release, wholly or partially, any security held by Holder as security for this Note and release, partially or wholly, any Obligor, all without notice to or consent by any other Obligor and without thereby releasing, discharging or diminishing its rights and remedies against any other Obligor; and (c) waives notice of acceptance of this Note, notice of the occurrence of any default hereunder or under any instrument securing this Note and presentment, demand, protest, notice of dishonor and notice of protest, and notice of any and all actions at any time taken or omitted by Holder in connection with this Note, or any instrument securing Maker's obligations under this Note, and waives all requirements that might otherwise be necessary to hold any Obligor liable for the acts or omissions of another.

        10.    Notices.    All demands, notices, requests, consents and other communications required or permitted under this Note shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), commercial courier or United States Postal Service overnight delivery service, or, deposited with the United States Postal Service and mailed by first class, registered or certified mail, postage prepaid, as set forth below:

If to the Holder:
Kenneth R. or Verda F. Guthrie 4700 Quail Creek Rd. Great Bend, KS 97530
If to the Maker:
Amen Vision Communications, Inc. 5900 Mosteller Drive, Suite 1850 Oklahoma City, OK 73112 Attn: Stephen D. Halliday
With a copy to:
Tracy Freeny AmeriVision Communications, Inc. 5900 Mosteller Drive, Suite 1850 Oklahoma City, OK 73112

Notices shall be deemed given upon the earlier to occur of (i) actual receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the United States Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

        11.    Governing Law and Venue.    The Maker acknowledges and agrees that irrespective of where executed, this Note shall be construed in accordance with the laws of the State of Oklahoma, and venue for any legal action which may be brought hereunder shall be deemed to lie in Oklahoma City, Oklahoma.

        12.    Documentary Stamps.    Documentary stamps in the amount required by law, if any, shall be the responsibility of the Maker to purchase and affix to the appropriate instrument as required by law.

        13.    Entire Agreement.    This Note and any other document identified or otherwise referenced herein constitutes the entire understanding of the parties with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by the Maker and Holder.

        IN WITNESS WHEREOF, the Maker has executed this Note as of the date first written above.

AMERI VISION COMMUNICATIONS, INC. Maker
By:	/s/ STEPHEN D. HALLIDAY
Stephen D. Halliday, President and Chief Executive Officer

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INTEREST BEARING SINGLE MATURITY PAYMENT PROMISSORY NOTE